UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 26, 2013

______________________________

KBR, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-33146	20-4536774
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

601 Jefferson Street
Suite 3400
Houston, Texas  77002
(Address of principal executive offices)

Registrant’s telephone number, including area code: (713) 753-3011

______________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.                      Other Events.

On April 26, 2013, federal magistrate judge Paul Papak issued an order on the parties’ motions filed after the jury’s verdict issued in November 2012 in Bixby et al v. KBR in the U.S. District Court for the District of Oregon. Judge Papak ruled for plaintiffs on all issues except one, and instructed plaintiffs to prepare a final judgment, which will be in favor of the 12 trial plaintiffs in the total amount of $81 million (which consists of $6 million in actual damages and $75 million in punitive damages). We expect Judge Papak to issue the final judgment on the terms described above.  Trials for the 21 remaining plaintiffs in Oregon will not take place until the appellate process is concluded.

KBR will appeal the judgment to the Ninth Circuit Court of Appeals.  Our bases for appeal include the court’s denial of the political question and combatant activities defenses, the court’s assertion of personal jurisdiction in Oregon over the KBR defendants, and numerous other legal issues stemming from the court’s rulings before and during the trial.  The U.S. Army Corps of Engineers (“USACE”) was contractually obligated to provide a benign site free of war and environmental hazards before KBR's commencement of work on the site. KBR notified the USACE within two days after discovering the potential sodium dichromate issue and took effective measures to remediate the site. The services KBR provided to the USACE were under the direction and control of the military.  Additionally, a review by the U.S. Army Center for Health Promotion and Preventative Medicine  and other studies on the effects of exposure to the sodium dichromate contamination at the water treatment plant have found no long term harm to the soldiers.  We continue to believe the likelihood of incurring a loss is remote, and therefore no amounts have been accrued related to this matter.

We have filed proceedings against the United States government to enforce our rights to reimbursement and payment of legal fees incurred in defending these cases as well as any resulting judgment pursuant to the Federal Acquisition Regulations and the indemnity included in the Restore Iraqi Oil contract with the U.S. Army Corp. of Engineers.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBR, INC.

Date: April 30, 2013	By:	/s/ Jeffrey B. King
Jeffrey B. King Vice President, Public Law